UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): October 29, 2010

CDI Corp.

(Exact Name of Registrant as Specified in Its Charter)

Pennsylvania

(State or Other Jurisdiction of Incorporation)

001-05519	23-2394430
(Commission File Number)	(IRS Employer Identification No.)

1717 Arch Street, 35th Floor, Philadelphia, PA	19103-2768
(Address of Principal Executive Offices)	(Zip Code)

(215) 569-2200

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

On October 29, 2010, CDI Corp. (the “Company”) and its wholly-owned subsidiary, CDI Corporation, entered into a Credit Agreement (the “Credit Agreement”) with JPMorgan Chase Bank, N.A. (the “Bank”). The Credit Agreement established a $35 million revolving line of credit facility. This is a short-term credit facility, the term of which ends on October 28, 2011. Borrowings under this line of credit may be used by the Company for general business purposes or for letters of credit.

The Company’s obligations under the Credit Agreement are guaranteed by two indirect subsidiaries of the Company: Management Recruiters International, Inc. and MRI Contract Staffing, Inc. The Bank was granted a security interest in nearly all of the assets of the two borrowing companies and the two guarantors (the “Loan Parties”), as collateral for borrowings under the facility. These assets include cash and cash equivalents, accounts receivable, trademarks, equipment, fixtures, intangibles, investment property and other assets. The Loan Parties also pledged the stock of various subsidiary companies to the Bank, as additional security for any borrowings.

Interest on borrowings under the facility are based on either a Eurodollar rate or an “Alternate Base Rate”, as chosen by the Company each time it wishes to borrow funds. The Eurodollar rate equals LIBOR (as set forth in the Credit Agreement) plus a number of basis points (ranging from 2.25% to 2.75%) depending on the Company’s leverage ratio (which is the ratio of consolidated indebtedness to consolidated EBITDA, as defined in the Credit Agreement). The Alternate Base Rate equals the greater of (i) the Bank’s prime rate, (ii) the Federal Funds rate plus 0.5% and (iii) the one-month LIBOR plus 1%. Any Eurodollar-based borrowings must be in minimum principal amounts of $2 million and in increments of $100,000 and any Alternate Base Rate borrowings must be in minimum principal amounts of $100,000 and in increments of $100,000. Fees associated with the facility include a commitment fee of $30,000 and a facility fee at the rate of 0.25% to 0.375% on the daily amount of the Bank’s commitment.

The Credit Agreement contains restrictive covenants which limit the Company with respect to, among other things, creating liens on its assets, subsidiary indebtedness, acquisitions and investments, mergers and consolidations, dividends, stock repurchases, disposition of assets other than in the ordinary course of business, and changing its line of business. The Credit Agreement also contains financial covenants which require the Company not to exceed a maximum leverage ratio (consolidated indebtedness to consolidated EBITDA) of 2.5 to 1.0, to maintain a minimum fixed charge coverage ratio of 1.2 to 1.0, and to maintain a minimum liquidity balance (unrestricted cash and cash equivalents plus the amount of the unused credit line) of $20 million. The preceding financial covenant terms are as defined in the Credit Agreement.

A copy of the Credit Agreement is filed as Exhibit 10.1 hereto and is incorporated by reference herein. The description above is qualified in its entirety by reference to the full text of Credit Agreement.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

See the information set forth above under Item 1.01.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

10.1	Credit Agreement dated as of October 29, 2010 among CDI Corp., CDI Corporation, JPMorgan Chase Bank, N.A. and others.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CDI CORP. (Registrant)

By:	/s/ Mark A. Kerschner
Mark A. Kerschner Executive President and Chief Financial Officer

Date: November 4, 2010

EXHIBIT INDEX

Exhibit Number	Description

10.1	Credit Agreement dated as of October 29, 2010 among CDI Corp., CDI Corporation, JPMorgan Chase Bank, N.A. and others.